Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-38721), Form S-3 (File No. 333-80129) and Form S-8 of our reports dated February 13, 2001, on our audits of the consolidated financial statements and financial statement schedule of The Macerich Company as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 and of Pacific Premier Retail Trust as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the the period from February 18, 1999 (Inception) to December 31, 1999, which appear in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Los Angeles, California
March 26, 2001